Exhibit 99.1

NEWS RELEASE

ICF Announces Timing of Second Quarter 2026 Earnings Release and Conference Call

Date:	Thursday, August 6, 2026

Time:	4:30 p.m. Eastern Time

Audio-only Webcast:	https://edge.media-server.com/mmc/p/9yyrfzsf

Participant Registration:	https://register-conf.media-server.com/register/BI4c9a7966e04a46119055979f919330c3

RESTON, Va. (June 24, 2026) — ICF (NASDAQ:ICFI), a leading global solutions and technology provider, will release its second quarter 2026 results on Thursday, August 6, 2026, after the market close.

The Company plans to host a webcast call at 4:30 p.m. Eastern time on Thursday, August 6, 2026, to discuss its financial results for the quarter. Earnings results will be available at https://investor.icf.com before the call.

Call Access Process

Analysts and institutional investors may actively participate by registering online at https://register-conf.media-server.com/register/BI4c9a7966e04a46119055979f919330c3. Once registered, participants will receive dial-in information and a unique PIN to access the call as well as an email confirmation with the details.

General listeners can access the live webcast at https://edge.media-server.com/mmc/p/9yyrfzsf.

A replay of the webcast will be available for one year following the live event at https://investor.icf.com/news-events.

For More Information

Investor information contact:

Lynn Morgen, AdvisIRy Partners, lynn.morgen@advisiry.com, +1.212.750.5800

or

David Gold, AdvisIRy Partners, david.gold@advisiry.com, +1.212.750.5800

Company information contact:

Lauren Dyke, ICF, lauren.dyke@icf.com, +1.571.373.5577

About ICF

ICF is a leading global solutions and technology provider. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to: the government contracting industry generally; our dependence on contracts with U.S. federal, state and local, and international government clients for the majority of our revenue; failure by Congress or other governmental bodies to approve budgets and appropriations in a timely fashion, reductions in government spending, and the impact of a lengthy federal government shutdown; the current Administration’s policy changes, executive orders, and failure to spend Congressionally mandated appropriations, including the resulting effect on government audits and contract terminations; changes in federal government budgeting and spending priorities; our ability to estimate and control costs under our fixed-price contracts; the realization of our backlog; the dependence of our commercial work on sectors of the global economy that are highly cyclical; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ materially from those indicated in our forward-looking statements are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent filings with the Securities and Exchange Commission. The forward-looking statements included herein are made only as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.